Exhibit 10.1
CSX 2006—2007 Long Term Incentive Plan
Effective Date and Term
The CSX 2006—2007 Long Term Incentive Plan (the “2006—2007 LTIP” or the “Plan”), effective May 4, 2006 (the “Effective Date”), is the vehicle pursuant to which CSX awards Performance Grants (“Performance Grant or Grants,” as described in Section 8 of the CSX Omnibus Incentive Plan (as reapproved by CSX’s shareholders May 3, 2006)). The 2006—2007 LTIP Cycle (the “2006—2007 Cycle”) commences on the Effective Date and ends December 28, 2007.
Purpose and Objective
The purpose of the 2006—2007 LTIP is to reward eligible employees for their contribution to the attainment of a lower Operating Ratio which is intended to result in CSX Corporation (“CSX”) share price appreciation. Performance Grants are issued based on an employee’s job position, accountability, and the potential to impact CSX’s financial results.
The Plan seeks to motivate and reward employees through the issuance of Performance Grants pursuant to which payouts are made based on CSX’s 2007 Operating Ratio (“Operating Ratio”). Payouts of Performance Grants will be in the form of CSX common stock.
Eligibility and Participation
Active employees of CSX or a participating affiliate (collectively, the “Companies”) in Salary Band 06 and above as of the Effective Date shall participate in the 2006—2007 LTIP (“Participants”) and shall receive Performance Grants in accordance with the Performance Grant schedule approved by the Compensation Committee of CSX’s Board of Directors (the “Compensation Committee”). Salary band levels (“Bands”) are determined by the CSX Compensation and Benefits Department. The Performance Grant schedule will be maintained in the office of the Plan Administrator.
Employees hired or promoted, into Band 06 and above after the Effective Date and before the end of the 2006—2007 Cycle, will receive a pro-rata allocation of Performance Grants based on their participation (and status as full time or part-time). Participants who are moved to a higher or lower Band during the Cycle will receive a pro-rata allocation of Performance Grants pertaining to each applicable Band based upon the number of months of participation in each Band relative to the number of months in the Cycle. The same pro-rata method will be used for employees who transfer between union and non-union employment. For purposes of the pro-rata calculation, participation begins on the 1st day of the month following the date the Participant was hired, promoted, or transferred. Notwithstanding the preceding, any Participant who is hired at or promoted to a salary level making such Participant a “covered employee” under Internal Revenue Code Section 162(m) must have had a period of service of at least 3 months to qualify for a Performance Grant at that level. In such cases, the pro-rata calculation shall be made as of the date of hire/promotion.
Plan Design
The 2006—2007 LTIP provides for the issuance of Performance Grants, as approved by the Compensation Committee, based upon the dollar amount of the award approved for each Band level or position. The number of performance units received is based on the dollar amount of the Performance Grant issued to each Band or position divided by $65—the approximate average price per share for April 2006—with minor upward rounding.

As shown in the Performance Measure Table in Exhibit A, awards are paid out as a percentage of a Participant’s Performance Grant units based upon the applicable CSX 2007 Operating Ratio.
1. Operating Ratio
Operating Ratio is the single performance measure. Operating Ratio is defined as annual surface transportation operating expenses divided by surface transportation revenue of CSX’s rail and intermodal businesses. Operating Ratio is calculated excluding non-recurring items disclosed in the financial statements. Using this measure to determine payout levels reinforces the correlation between an improving operating ratio and an increasing stock price. Efforts to improve the Operating Ratio aligns CSX’s business objectives in a line-of-sight way that allows individuals to equate personal actions to desired performance outcomes. Each Plan Participant should be motivated to grow revenue, reduce expense, improve service, increase productivity, improve safety, and increase asset utilization/rationalization.
As the price of oil has a significant impact on the Operating Ratio but not necessarily operating income because of CSX’s ability to pass a portion of the cost of oil on to customers, the Operating Ratio targets vary based on the average cost of oil per barrel outside the “collar” for 2007. The chart in Exhibit A reflects the Operating Ratio targets and related payouts at various WTI/Barrel prices of oil and provides a payout example. Operating Ratios will be interpolated based on differences between the actual average WTI/Barrel for 2007 and the prices in the chart.
2. Taxation of Awards
2006-2007 LTIP Awards will be paid in shares of CSX common stock. The value received by the Participant is taxable income, so CSX is required to withhold income and employment taxes at the time the awards are paid. Thus, CSX will withhold from stock awards a number of shares equal in value to the minimum required employment tax and income tax withholding; no additional shares may be withheld. Fractional shares will be paid in cash. The following is an example of the withholding calculation:
Example:
•	Assume the award earned is 300 shares.

•	Assume the stock price at payout is $75.

•	Assume the aggregate income tax withholding rate and payroll tax is 32%.

Gross Award	300 shares	$22,500
Stock Withholding	96 shares	$7,200
Net Award	204 shares	$15,300
Participants may defer receipt of awards under the CSX Executive Deferred Compensation Plan.
No Performance Grant is considered earned under the Plan until the Compensation Committee approves the payout thereof.
Plan Administration
The Senior Vice President — Human Resources of CSX shall be the Plan Administrator and shall interpret and construe the provisions of the Plan subject to the terms of the CSX Omnibus Incentive Plan and the Compensation Committee’s authority and responsibility under the CSX Omnibus Incentive Plan and Section 162(m) of the Internal Revenue Code.
Award Payouts
As noted above, all Performance Grants will be paid in CSX stock. Fractional shares will be paid in cash.

Awards will be paid only to Participants who are actively employed by the Companies on the date of payout for the 2006—2007 LTIP. Except as provided below, all other Participants whose employment terminates prior to the payout date shall forfeit any and all awards under the 2006—2007 LTIP.
A Participant, whose employment terminates due to death, disability, or retirement, shall be eligible to receive a pro-rata payout under the LTIP. Participants whose hours are reduced so that they are no longer full time active employees during the Cycle, as a result of a phased retirement or similar program at the request of or with the consent of CSX, shall be entitled to a pro-rata award to the date of such change and a pro-rata reduced award for the remaining portion of such Cycle they work based on their reduced hours. All awards will be payable no later than the March 15 following the end of the Cycle. Retirement means an employee who retires under the CSX Pension Pan or the Special Retirement Plan for CSX Corporation and Affiliated Companies.
A Participant who commits an act involving moral turpitude that adversely affects the reputation or business of the Companies shall forfeit any award earned under the 2006-2007 LTIP. Examples of acts of moral turpitude include, dishonesty or fraud involving the Companies, their employees, vendors or customers and violations of CSX’s Code of Ethics.
Plan Amendments and Termination
Consistent with Section 162(m) of the Internal Revenue Code, the Compensation Committee reserves the right to terminate, adjust, amend, or suspend the Plan at any time and at its sole discretion.
CSX Executive Team
The additional financial performance measure of “earnings per share”1 shall apply to the CSX Executive Team (“E-Team”). The table in Exhibit B sets forth adjustments to the payout earned based on the Operating Ratio achieved at the applicable WTI/Barrel price of oil as set forth in the table in Exhibit A. The Compensation Committee, in its discretion, may reduce any payout otherwise earned by an E-Team Participant by up to 30% based upon certain of CSX’s strategic initiatives set forth in Exhibit B.
Except as provided above, the 2006—2007 LTIP will be administered for E-Team Participants in the same manner as for other Plan Participants.
Miscellaneous
The adoption of the 2006—2007 LTIP does not imply any commitment to continue the same or any long term incentive compensation plan for any succeeding year or period. Neither the Plan nor any Performance Grant made or payment under the Plan shall create any employment contract or relationship between the Companies and any Participant.

[1]	EPS shall be determined by excluding non-recurring items.

Exhibit A
Exhibit A contains specific quantitative or qualitative performance related-factors, or factors or criteria involving confidential commercial or business information, the disclosure of which would have an adverse effect on CSX.

Exhibit B
Exhibit B contains specific quantitative or qualitative performance related-factors, or factors or criteria involving confidential commercial or business information, the disclosure of which would have an adverse effect on CSX.